UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007

K-Fed Bancorp

(Exact name of registrant as specified in its charter)

Federal	000-50592	20-0411486
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1359 N. Grand Avenue, Covina, CA	91724
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:             (626) 339-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

On February 27, 2007, K-Fed Bancorp issued a press release disclosing that its Board of Directors declared a quarterly cash dividend of $0.10 per share on its common stock. The dividend will be paid on March 20, 2007 to the shareholders of record on March 9, 2007.

A copy of the press release is included as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

K-FED BANCORP

Date: February 27, 2007	By: /s/ Kay M. Hoveland
Kay M. Hoveland
President and Chief Executive Officer

EXHIBIT 99.1

PRESS RELEASE

K-FED BANCORP	1.626.339.9663
1359 N. Grand Avenue	www.K-Fed.com

Covina, California 91724-1016

FOR IMMEDIATE RELEASE

For Additional Information Contact:

K. M. Hoveland (626) 339-9663

k.hoveland@kaiserfederal.net

K-FED BANCORP DECLARES QUARTERLY DIVIDEND

Covina, California – February 27, 2007 – K-Fed Bancorp announced today that its Board of Directors has declared a quarterly cash dividend of $0.10 per share on its common stock. The dividend will be paid on March 20, 2007 to the shareholders of record as of the close of business on March 9, 2007.

Net income for the three months ended December 31, 2006, was $1.1 million with earnings for basic and diluted shares of $0.08 per common share.

K-Fed Mutual Holding Company, parent company of K-Fed Bancorp holding 8,861,750 of the outstanding shares, waived its receipt of the dividend.

K-Fed Bancorp is the parent corporation for Kaiser Federal Bank, a federally chartered savings association headquartered in Covina, California. The Bank operates three full service offices and six financial service centers in southern and northern California, as well as a statewide network of 52 ATMs.

K-Fed Bancorp stock trades on NASDAQ under the KFED symbol, for additional information, visit www.k-fed.com or www.kaiserfederal.com.